Exhibit 10.1

MITEL NETWORKS CORPORATION

2017 Omnibus Incentive Plan

April 25, 2017, as amended May 3, 2017

Mitel Networks Corporation

2017 Omnibus Incentive Plan

ARTICLE I

PURPOSE

1.1	Purpose

The purpose of this Plan is to assist the Company in attracting, retaining and motivating key employees, directors, officers and consultants through performance related incentives, thereby advancing the interests of the Company and its shareholders.

ARTICLE II

INTERPRETATION

2.1	Definitions

When used herein, unless the context otherwise requires, the following terms have the indicated meanings, respectively:

“Affiliate” means a corporation or other entity that, directly or through one or more intermediaries, controls, is controlled by or is under common control with, the Company;

“Award” means any Option, Restricted Share Unit, Deferred Share Unit, Performance Share Unit, Performance Compensation Awards or Other Share-Based Award granted under this Plan;

“Award Agreement” means a signed, written agreement between a Participant or a Director Participant and the Company evidencing the terms and conditions on which an Award has been granted under this Plan;

“Black Out Period” means the period of time during which the Company has imposed trading restrictions on its Insiders;

“Board” means the board of directors of the Company;

“Business Day” means a day, other than a Saturday or Sunday, on which the principal commercial banks in New York City, New York are open for commercial business during normal banking hours;

“Change in Control” means the happening of any of the following events:

(i)

A change in the composition of the Board over a period of twelve consecutive months or less such that a majority of the Board members ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who either (A) have been Board members continuously since the beginning of such period or (B) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (A) who were still in office at the time the Board approved such election or nomination;

(ii)

The acquisition, directly or indirectly, by any person or related group of persons (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company) of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company representing more than 35% of the total combined voting power of the Company’s then outstanding securities pursuant to a tender or exchange offer made directly to the Company’s shareholders which the Board does not recommend such shareholders accept.

(iii)	A Corporate Transaction.

(iv)

Notwithstanding the foregoing, in the case of an Award that constitutes non-qualified deferred compensation subject to section 409A of the Code, the definition of “Change in Control” set forth above shall not apply, and the term “Change in Control” shall instead mean a “change in the ownership or effective control” of the Company or “in the ownership of a substantial portion of the assets” of the Company within the meaning of section 409A(a)(2)(A)(v) of the Code and the regulations and guidance issued thereunder, but only to the extent this substitute definition is necessary in order for the Award to comply with the requirements prescribed by section 409A of the Code.

“Corporate Transaction” means:

(i)

the consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if more than 50% of the combined voting power of the continuing or surviving entity’s securities outstanding immediately after such merger, consolidation or other reorganization is owned by persons who were not shareholders of the Company immediately prior to such merger, consolidation or other reorganization; or

(ii)	the sale, assignment or other transfer of all or substantially all of the assets of the Company to a Person other than a Subsidiary of the Company;

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated under it;

“Common Shares” means the common shares in the capital of the Company and any other securities of the Company or any Affiliate or any successor that may be so designated by the Committee;

“Committee” has the meaning set forth in Section 3.2 of this Plan;

“Company” means Mitel Networks Corporation;

“Consultant Participant” means an individual or a consultant company, other than an Employee Participant or a Director Participant that:

(i)	is engaged to provide services to the Company or a Subsidiary other than services provided in relation to a distribution of securities of the Company or a Subsidiary;

(ii)	provides the services under a written contract with the Company or a Subsidiary; and

(iii)	spends or will spend a significant amount of time and attention on the affairs and business of the Company or a Subsidiary,

and includes a Consultant Participant’s Permitted Assigns. For the purposes of this definition, “consultant company” means, with respect to an individual consultant, either (i) a company of which the individual consultant is an employee or shareholder; or (ii) a partnership of which the individual consultant is an employee or partner;

“Covered Employee” shall have the meaning set forth in Section 162(m)(3) of the Code; “Data” has the meaning set forth in Section 12.13 of this Plan;

“Date of Grant” means, for any Award, the date specified by the Committee at the time it grants the Award (which, for greater certainty, shall be no earlier than the date on which the Committee meets for the purpose of granting such Award) or if no such date is specified, the date upon which the Award was granted;

“Deferred Share Unit” or “DSU” means a unit equivalent in value to a Common Share, credited by means of a bookkeeping entry in the books of the Company in accordance with Article 5;

“Director Participant” means a director of the Company who is not an employee of the Company or a Subsidiary and includes a Director Participant’s Permitted Assigns;

“Director’s Option” means an Option granted to a Director Participant;

“Disabled” or “Disability” occurs when the Participant or Director Participant is entitled to receive payments under the Company’s long-term disability insurance plan, if one is in effect for such Participant at the time. If there is no long term disability insurance plan in effect, then Disability shall occur when the Participant or Director Participant is unable to perform his duties hereunder as a result of illness or mental or physical injury for a period of at least 180 days, as determined in accordance with procedures established by the Committee for purposes of this Plan;

“Distribution Date” means (i) in the case of a Director Participant, the date on which the Director Participant ceases to be a member of the Board or, in the case of a Participant, the Termination Date (the “Separation Date”); or (ii) such later date as elected by the Participant or Director Participant provided that in no event shall a Participant or Director Participant be permitted to elect a date which is later than the last Business Day of the calendar year following the calendar year in which the Separation Date occurs. An election for a Distribution Date described in (ii) above will only be valid if it is delivered to the Corporate Secretary of the Company prior to the Separation Date in the form prescribed for such purposes by the Company, provided that such election may not be made by a Participant or Director Participant who is a U.S. Taxpayer;

“Employee Participant” means a current full-time or part-time employee of the Company or a Subsidiary (other than a Director Participant or a Consultant Participant) and includes an Employee Participant’s Permitted Assigns;

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended from time to time;

“Exercise Notice” means a notice in writing, in the form acceptable to the Company, signed by a Participant or a Director Participant holding an Option and stating the Participant’s or Director Participant’s intention to exercise a particular Option;

“Exercise Price” means the price at which a Common Share may be purchased pursuant to the exercise of an Option;

“Exercise Period” means the period of time during which an Option granted under this Plan may be exercised (provided however that the Exercise Period may not exceed 10 years from the relevant Date of Grant);

“Fair Market Value” means, with respect to any Common Share at a particular date, the closing price on the Nasdaq Global Market or, if the Common Shares are also listed on the Toronto Stock Exchange, the market or exchange where the majority of the trading volume and value of the Common Shares occurs on such date (or if such Common Shares did not trade on such exchange on such day, the closing price on the most recent trading day); provided that in the event that such Common Shares are not then listed on such stock exchange, the Fair Market Value shall be determined based on the closing price of such Common Shares on any stock exchange in Canada or the United States on which such Common Shares are then listed on the particular date (or if such Common Shares did not trade on such exchange on such day, the closing price on the most recent trading day ); and further provided that in the event that such Common Shares are not then listed on any stock exchange in Canada or the United States, the Fair Market Value shall be determined by the Board in its sole discretion;

“Incentive Stock Option” means an option granted under Section 4.6 of the Plan that meets the requirements of Section 422 of the Code or any successor provision and is designated as such in the applicable Award Agreement;

“Individual Optionee” means an Optionee who is an individual or the individual of which the Optionee is a Permitted Assign, as the case may be;

“Insider” has the meaning set forth in the TSX Rules;

“NI 45-106” means National Instrument 45-106 Prospectus and Registration Exemptions of the Canadian Securities Administrators, as amended from time to time;

“Non Qualified Stock Option” means an option granted under Article 4 of the Plan that is not intended to be or does not meet the requirements of an Incentive Stock Option. Any stock option granted by the Committee that is not designated as an Incentive Stock

Option in the applicable Award Agreement will be deemed a Non Qualified Stock Option;

“Option” means a right to purchase Common Shares under this Plan;

“Optionee” means a Participant or a Director Participant who holds one or more Options under this Plan;

“Optionee’s Employer” means the Company or such Subsidiary as is or, if the Optionee has ceased to be employed by the Company or such Subsidiary, was the Optionee’s Employer;

“Other Share-Based Award” means any right granted under Section 8.1 of this Plan;

“Participant” means an Employee Participant or a Consultant Participant but not a Director Participant;

“Performance Compensation Award” means the Award described in Section 7.5;

“Performance Goals” means performance goals based on one or more of the following criteria: (i) earnings including operating income, earnings before or after taxes, earnings before or after interest, depreciation, amortization, or extraordinary or special items or book value per share (which may exclude nonrecurring items); (ii) pre-tax income or after-tax income; (iii) earnings per Common Share (basic or diluted); (iv) operating profit; (v) revenue, revenue growth or rate of revenue growth; (vi) return on assets (gross or net), return on investment, return on capital, or return on equity; (vii) returns on sales or revenues; (viii) operating expenses; (ix) stock price appreciation or cumulative annual stock price appreciation; (x) cash flow, free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations, or cash flow in excess of cost of capital; (xi) implementation or completion of critical projects or processes; (xii) economic value created; (xiii) cumulative earnings per share growth; (xiv) operating margin or profit margin; (xv) Common Share price or total shareholder return; (xvi) cost targets, reductions and savings, productivity and efficiencies; (xvii) strategic business criteria, consisting of one or more objectives based on meeting specified market penetration, geographic business expansion, customer satisfaction, employee satisfaction, human resources management, supervision of litigation, information technology, and goals relating to acquisitions, divestitures, joint ventures and similar transactions, and budget comparisons; (xviii) personal professional objectives, including any of the foregoing performance goals, the implementation of policies and plans, the negotiation of transactions, the development of long term business goals, formation of joint ventures, research or development collaborations, and the completion of other corporate transactions; and (xix) any combination of, or a specified increase in, any of the foregoing. Where applicable, the Performance Goals may be expressed in terms of attaining a specified level of the particular criteria or the attainment of a percentage increase or decrease in the particular criteria, and may be applied to one or more of the Company, a Subsidiary, or a division or strategic business unit of the Company, or may be applied to the performance of the Company relative to a market index, a group of other companies or a combination thereof, all as determined by the Committee. The Performance Goals may include a threshold level of performance below which no payment will be made (or no vesting will occur), levels of performance at which specified payments will be made (or specified vesting will occur), and a maximum level of performance above which no additional payment will be made (or at which full vesting will occur). The Committee is authorized at any time during the first 90 days of a Performance Period (or, if longer or shorter, within the maximum period allowed under Section 162(m) of the Code), or at any time thereafter (but only to the extent the exercise of such authority after such period would not cause the Performance Compensation Awards or Performance Share Unit Awards granted to any Covered Employee to fail to qualify as “performance-based compensation” under Section 162(m) of the Code), in its sole and absolute discretion, to adjust or modify the calculation of a Performance Goal for such Performance Period in order to prevent the dilution or enlargement of the rights of Participants based on the following events: (a) asset write-downs; (b) the effect of changes in tax laws, accounting principles, or other laws or regulatory rules affecting reported results; (c) any reorganization and restructuring programs; (d) extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30 (or any successor or pronouncement thereto) and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to shareholders for the applicable year; (e) acquisitions or divestitures; (f) any other specific unusual or nonrecurring events, or objectively determinable category thereof; (g) foreign exchange gains and losses; (h) a change in the Company’s fiscal year;

“Performance Period” means the one or more periods of time not less than one fiscal quarter in duration, as the Committee may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to and the payment of a Performance Compensation Award or Performance Share Unit.

“Performance Share Unit” or “PSU” means any right granted under Section 7.1 of the Plan;

“Permitted Assign” has the meaning assigned to that term in NI 45-106;

“Person” includes an individual, sole proprietorship, partnership, unincorporated association, unincorporated syndicate, unincorporated organization, trust, body corporate, and a natural person in his or her capacity as trustee, executor, administrator or other legal representative;

“Plan” means this Mitel Networks Corporation 2017 Omnibus Incentive Plan, as amended from time to time;

“Re-Price” means any of the following (or any other action that has the same effect as any of the following): (1) changing the terms of an Award to lower its exercise price (other than on account of capital adjustments resulting from share splits, etc., as described in Section 11.2 hereof), (2) any other action that is treated as a repricing under generally accepted accounting principles, and (3) repurchasing for cash or canceling an Award in exchange for another Award at a time when its exercise price is greater than the Fair Market Value of the underlying Stock, unless the cancellation and exchange occurs in connection with an event set forth in Article 10.

“Restricted Share Unit” or “RSU” means a right to receive cash or a Common Share granted, as determined by the Committee, under Section 6.1 of this Plan;

“Securities Act” means the United States Securities Act of 1933, as amended from time to time;

“Security Based Compensation Arrangement” has the meaning given to that term in the TSX Rules;

“Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain

“Termination Date” means, in the case of a Participant or Director Participant whose employment or term of office or engagement with the Company or an Affiliate terminates:

(i)	by reason of the Participant’s or Director Participant’s death, the date of death; or

(ii)	for any reason whatsoever other than death, the later of:

(A)

in the case of a Participant, the last day of the minimum statutory notice period, if any, to which that Participant is entitled upon such termination pursuant to applicable employment and/or labour standards legislation;

(B)

the date designated by the Company or the Affiliate, as the case may be, as the last day of the Participant’s or Director Participant’s employment or term of office or engagement with the Company or the Affiliate, as the case may be; and

provided that in the case of termination by reason of voluntary resignation by the Participant or Director Participant, such date shall not be earlier than the date that notice of resignation was received from such Participant or Director Participant;

(iii)

the date of consummation of a sale, divestiture, spin-off, or other similar transaction with respect to a Company Affiliate where such Participant is employed by or provides services to such Company Affiliate as at the date of the consummation, unless the Participant’s employment or service is transferred to another entity that would constitute a Company Affiliate immediately following such transaction.

and “Termination Date” in any such case specifically does not mean the date on which any period of contractual or common law notice, reasonable notice, salary continuation or deemed employment that the Company or the Affiliate, as the case may be, may be required at law to provide to a Participant would expire;

“TSX Rules” means Part VI of the Company Manual of the Toronto Stock Exchange, as

amended from time to time; and

“U.S. Taxpayer” shall mean a Participant or Director Participant who is a U.S. citizen, U.S. permanent resident or U.S. tax resident for purposes of the Code.

2.2	Interpretation

(a)

Whenever the Board or, where applicable, the Committee is to exercise discretion in the administration of this Plan, the term “discretion” means the sole and absolute discretion of the Board or the Committee, as the case may be.

(b)	As used herein, the terms “Article”, “Section”, “Subsection” and “clause” mean and refer to the specified Article, Section, Subsection and clause of this Plan, respectively.

(c)	Words importing the singular include the plural and vice versa and words importing any gender include any other gender.

(d)	Whenever any payment is to be made or action is to be taken on a day which is not a Business Day, such payment shall be made or such action shall be taken on the next following Business Day.

(e)	In this Plan, a Person is considered to be “controlled” by a Person if:

(i)	in the case of a Person,

(A)

voting securities of the first-mentioned Person carrying more than 50% of the votes for the election of directors are held, directly or indirectly, otherwise than by way of security only, by or for the benefit of the other Person; and

(B)	the votes carried by the securities are entitled, if exercised, to elect a majority of the directors of the first-mentioned Person;

(ii)	in the case of a partnership that does not have directors, other than a limited partnership, the second-mentioned Person holds more than 50% of the interests in the partnership; or

(iii)	in the case of a limited partnership, the general partner is the second-mentioned Person.

ARTICLE III

ADMINISTRATION

3.1	Administration

Subject to Section 3.2, this Plan will be administered by the Board and the Board has sole and complete authority, in its discretion, to:

(a)	determine the individuals to whom grants under the Plan may be made;

(b)

make grants of Awards under the Plan relating to the issuance of Common Shares (including any combination of Options, Deferred Share Units, Restricted Share Units, Performance Share Units or Other Share-Based Awards) in such amounts, to such Persons and, subject to the provisions of this Plan, on such terms and conditions as it determines including without limitation:

(i)	the time or times at which Awards may be granted;

(ii)	the conditions under which:

(A)	Awards may be granted to Participants or Director Participants; or

(B)	other Awards may be forfeited to the Company,

including any conditions relating to the attainment of specified Performance Goals;

(iii)	the Exercise Price, and/or price to be paid by a Participant or Director Participant in connection with the granting of Awards;

(iv)	the time or times when each Option becomes exercisable and, subject to Section 4.3, the duration of the Exercise Period;

(v)	whether restrictions or limitations are to be imposed on the Common Shares issuable pursuant to grants of Awards, and the nature of such restrictions or limitations, if any; and

(vi)

any acceleration of exercisability or vesting, extending the post-termination exercise period of Options (but not beyond the original expiry date) or waiver of termination regarding any Award, in situations addressing Change in Control, Corporation Transaction, death, Disability or certain terminations of service, based on such factors as the Board may determine;

(c)	interpret this Plan and adopt, amend and rescind administrative guidelines and other rules and regulations relating to this Plan; and

(d)	make all other determinations and take all other actions necessary or advisable for the implementation and administration of this Plan.

The Board’s determinations and actions within its authority under this Plan are conclusive and binding on the Company and all other Persons. The day-to-day administration of the Plan may be delegated to such officers and employees of the Company or of a Subsidiary as the Board determines.

3.2	Delegation to Committee

To the extent permitted by applicable law and the Company’s articles, the Board may, from time to time, delegate to a committee (the “Committee”) of the Board all or any of the powers conferred on the Board under the Plan. In connection with such delegation, the Committee will exercise the powers delegated to it by the Board in the manner and on the terms authorized by the Board. Any decision made or action taken by the Committee arising out of or in connection with the administration or interpretation of this Plan in this context is final and conclusive. Notwithstanding any such delegation or any reference to the Committee in this Plan, the Board may also take any action and exercise any powers that the Committee is authorized to take or has power to exercise under this Plan. To the extent applicable in respect of certain Awards granted to a Participant who is a Covered Employee, such Committee shall be composed of not less than two directors of the Company, neither of whom shall be employees of the Company or its Affiliates and each of whom shall otherwise be “outside directors” for the purposes of Section 162(m) of the Code. Further, to the extent the Company wishes to have a “Qualified Plan” as defined in Rule 16b-3(b)(4), such Committee shall be composed of not less than two directors of the Company, each of whom are “non-employee directors” for purposes of Section 16 of the Exchange Act and Rule 16b-3 thereunder.

3.3	Eligibility

All Participants and Director Participants are eligible to participate in the Plan, subject to subsections 9.1(e) and 9.2(g). Eligibility to participate does not confer upon any Participant or Director Participant any right to receive any grant of an Award pursuant to the Plan. The extent to which any Participant or Director Participant is entitled to receive a grant of an Award pursuant to the Plan will be determined in the sole and absolute discretion of the Committee, provided however that the following restrictions shall also apply to this Plan, together with all other Security Based Compensation Arrangements of the Company:

(a)	the number of Common Shares issuable to Insiders, at any time, under all Security Based Compensation Arrangements, shall not exceed 10% of issued and outstanding Common Shares; and

(b)	the number of Common Shares issued to Insiders, within any one year period, under all Security Based Compensation Arrangements, shall not exceed 10% of issued and outstanding Common Shares.

If the Company repurchases Common Shares for cancellation such that the tests in Section 3.3(a) or (b) are not met following such repurchase, this shall not constitute non-compliance under the Plan for any Awards then outstanding.

3.4	Total Common Shares Available/Share Limits

(a)

Subject to Section 3.4(b), the aggregate number of Common Shares that may be issued for all purposes pursuant to the Plan must not exceed 9,000,000 Common Shares. No grant may be made under the Plan if such grant would result in the issuance of Common Shares in excess of the above-noted limit. From within the aggregate number of Common Shares above, the aggregate number of Common

Shares that may be issued for purposes of the grant of Incentive Stock Options pursuant to the Plan must not exceed 9,000,000 Common Shares.

(b)

For purposes of computing the total number of Common Shares available for grant under the Plan, Common Shares subject to any Award (or any portion thereof) that has expired or is forfeited, cancelled or otherwise terminated prior to the issuance or transfer of such Common Shares and Common Shares subject to an Award (or portion thereof) that is settled in cash in lieu of settlement in Common Shares shall again be available for grant under the Plan. In addition, Shares that are exchanged by a Participant or withheld by the Company as full or partial payment in connection with the exercise or settlement of an Option shall not be available for subsequent Awards under the Plan.

(c)	Individual Award Limits

(i)

Subject to adjustment pursuant to Article 11, no Participant shall receive a grant of Awards covering, in the aggregate in excess of 2,500,000 shares (including shares issuable pursuant to Options) during any calendar year.

(ii)

Subject to adjustment pursuant to Article 11, no Director Participant shall receive a grant of cash and Awards, in the aggregate with a grant date value in excess of $400,000 U.S. dollars during any calendar year, provided however that a non-employee director who is newly elected as a director shall be eligible to receive a grant of cash and Awards with a value in the aggregate up to $700,000 U.S. dollars in such in such initial year; and provided further that any advance election by a Director Participant to receive an Award of DSUs instead of cash for director fees shall not count against such limit.

(iii)	The maximum amount that can be paid in any calendar year to any Participant pursuant to a cash Performance Compensation Award described in Section 7.5 shall be $5,000,000 U.S dollars.

3.5	Award Agreements

All grants of Awards under this Plan will be evidenced by Award Agreements. Award Agreements will be subject to the applicable provisions of this Plan and will contain such provisions as are required by this Plan and any other provisions that the Committee may direct. Any one officer of the Company is authorized and empowered to execute and deliver, for and on behalf of the Company, an Award Agreement to each Participant or Director Participant granted an Award pursuant to this Plan.

3.6	Conditions of Grant

Each Participant or Director Participant will, when requested by the Company, sign or acknowledge and deliver all such documents relating to the granting of Awards or exercise of Options which the Company deems necessary or desirable, and shall be deemed to have accepted such award by electronic acknowledgement through the stock plan administration procedures established by the Company.

3.7	Non-transferability of Awards

Subject to Section 9.1, Awards granted under this Plan may only be exercised during the lifetime of the Participant or Director Participant by such Participant or Director Participant personally. No assignment or transfer of Awards, whether voluntary, involuntary, by operation of law or otherwise, vests any interest or right in such Awards whatsoever in any assignee or transferee (except that a Participant or Director Participant may transfer Awards (other than Incentive Stock Options) to Permitted Assigns in a manner consistent with applicable tax and securities laws) and immediately upon any assignment or transfer, or any attempt to make the same, such Awards will terminate and be of no further force or effect. Further, an Incentive Stock Option shall not be transferrable other than by will or by the law of descent and distribution and shall be exercisable during the life time of the Participant, only by the Participant. If any Participant or Director Participant has transferred Awards to a corporation pursuant to this Section 3.7, such Awards will terminate and be of no further force or effect if at any time the transferor should cease to own all of the issued shares of such corporation.

3.8	Minimum Vesting Requirements.

Notwithstanding any provision of the Plan to the contrary, the Committee shall not award more than 5% of the total common Shares available pursuant to Section 3.4 pursuant to Awards that are scheduled to vest in less than 12 months of the date of grant, subject, in each case, to the Committee’s authority under the Plan to vest Awards earlier, as the Committee deems appropriate as permitted by Section 3.1(b) hereof. This Section 3.8 shall not apply to awards of DSUs received by a Participant pursuant to an advance election by a Director to receive an Award of DSUs instead of cash for vested director fees or an advance election by an Employee Participant to receive an Award of DSUs instead of vested cash compensation.

ARTICLE IV

GRANT OF OPTIONS

4.1	Grant of Options

The Committee may, from time to time, subject to the provisions of this Plan and such other terms and conditions as the Committee may prescribe, grant Options to any Participant or any Director Participant.

4.2	Exercise Price

The Exercise Price will be as determined by the Committee but in any event will be no less than the Fair Market Value on the Date of Grant. The Committee may not Re-Price outstanding Options unless there is approval by the Company shareholders.

4.3	Term of Options

Subject to any accelerated termination as permitted by the Committee or as otherwise set forth in this Plan, each Option, unless otherwise specified by the Committee, expires on the seventh (7th) anniversary of the Date of Grant (provided that if such expiry would otherwise be during or immediately after a Black Out Period, then the expiry shall be extended until ten (10) Business Days following the expiration of the Black Out Period); provided that in no event will the Exercise Period of an Option exceed ten (10) years from its Date of Grant.

The Committee shall have the authority to condition the grant or vesting of Options upon the attainment of specified Performance Goals, or such other factors (which may vary as between Options) as the Committee may determine in its sole discretion.

4.4	Exercise of Options

Unless otherwise specified by the Committee at the time of granting an Option and reflected in an Award Agreement, and except as otherwise provided in this Plan, each Option will vest and be exercisable as to one-quarter of the Common Shares which are subject to such Option, on the date which is twelve months after the Date of Grant, and thereafter, one-sixteenth of such original quantity of Common Shares will vest quarterly on each subsequent three-month anniversary of the Date of Grant, the final one-sixteenth of such Common Shares to vest on the fourth (4th) anniversary of the Date of Grant.

Once an instalment vests and becomes exercisable, it remains exercisable until expiration or termination of the Option, unless otherwise specified by the Committee in connection with the grant of such Option or otherwise as specified herein. Each Option may be exercised at any time or from time to time, in whole or in part, for up to the total number of Common Shares with respect to which it is then exercisable. The Committee has the right to accelerate the date upon which any instalment of any Option becomes exercisable.

Subject to the provisions of this Plan and any Award Agreement, Options shall be exercised by means of a fully completed Exercise Notice delivered to the Company.

4.5	Payment of Exercise Price

The Exercise Notice must be accompanied by payment in full of the Exercise Price in respect of the Common Shares to be purchased. The Exercise Price must be fully paid by cash, certified cheque, bank draft or money order payable to the Company. No Common Shares will be issued or transferred until full payment therefor has been received by the Company. As soon as practicable after receipt of any Exercise Notice and full payment of the Exercise Price, the Company will issue such Common Shares to the Participant or Director Participant, as the case may be.

4.6	Incentive Stock Options

The following provisions will apply only to Incentive Stock Options granted under the Plan:

(a)

No Incentive Stock Option may be granted to any Employee Participant who, at the time such Option is granted, (i) is not an employee of the Company or a Subsidiary or (ii) owns securities possessing more than ten percent (10%) of the total combined voting power of all classes of securities of the Company or of any Subsidiary, except that with respect to provision (ii) hereof such an Option may be granted to such an Employee if, at the time the Option is granted, the exercise price is at least one hundred ten percent (110%) of the Fair Market Value of the Common Shares subject to the Option, and the Option by its terms is not exercisable after the expiration of five (5) years from the Date of Grant; and

(b)

To the extent that the aggregate Fair Market Value of the Common Shares with respect to which Incentive Stock Options (without regard to this subsection) are exercisable for the first time by any individual during any calendar year (under all plans of the Company and its Affiliates) exceeds U.S. $100,000, such Options will be treated as Non Qualified Stock Options. This subsection will be applied by taking Options into account in the order in which they were granted. If some but not all Options granted on any one day are subject to this subsection, then such Options will be apportioned between Incentive Stock Option and Non Qualified Stock Option treatment in such manner as the Committee will determine. The maximum number of Common Shares that may be issued under Incentive Stock Options granted under the Plan shall be equal to the number of Common Shares available for issuance pursuant to Section 3.4 of the Plan.

4.7	Special Rule Applicable to U.S. Taxpayers

With respect to Options granted to Participants or Director Participants who are U.S. Taxpayers, Common Shares shall constitute “stock of the service recipient” within the meaning of Section 409A of the Code if such Participant or Director Participant performs services for any Affiliate that is at least fifty percent (50%) owned by the Company.

ARTICLE V

GRANT OF DEFERRED SHARE UNITS

5.1	Number of Deferred Share Units

The Committee may, from time to time, subject to the provisions of this Plan and such other terms and conditions as the Committee may prescribe, grant Deferred Share Units to any Participant or Director Participant.

All Deferred Share Units received by a Participant or Director Participant shall be credited to an account maintained for the Participant or the Director Participant on the books of the Company, as of the Date of Grant. The award of Deferred Share Units for a calendar year to a Participant or Director Participant shall be evidenced by an Award Agreement or such other documentation pursuant to Company practices.

5.2	Distribution of Deferred Share Units

A Participant or Director Participant shall receive, on the Distribution Date, a lump sum payment in cash equal to the number of Deferred Share Units recorded in the Participant’s or Director Participant’s account on the Distribution Date multiplied by the Fair Market Value, less any applicable withholding taxes. At the option of the Committee, the Company may settle the Deferred Share Units in Common Shares. Upon payment in full of the value of the Deferred Share Units, whether in cash or in Common Shares, the Deferred Share Units shall be cancelled.

5.3	Death of Participant Prior to Distribution

Upon the death of a Participant or Director Participant prior to the distribution of the Deferred Share Units credited to the account of such Participant or Director Participant under the Plan, a cash payment shall be made to the estate of such Participant or Director Participant on or about the sixtieth (60th) day after the death of the Participant or Director Participant or on a later date elected by the Participant’s or Director Participant’s estate, in the form prescribed for such purposes by the Company and delivered to the Corporate Secretary no later than twenty (20) days after the Company is notified of the death of the Participant or Director Participant, provided that such date is no later than the last Business Day of the calendar year following the calendar year in which the Participant or Director Participant dies. Notwithstanding the foregoing, and to the extent necessary to comply with the requirements of Section 409A of the Code, upon the death of a Participant or a Director Participant who is a U.S. Taxpayer, such cash payment shall be made on the thirtieth (30th) day after such Participant’s or Director Participant’s death or as soon as practicable thereafter and no subsequent deferral of the payment may be made. Such cash payment shall be equivalent to the amount which would have been paid to the Participant or Director Participant pursuant to and subject to Section 5.2, calculated on the basis that the day on which the Participant or Director Participant dies, or the date elected by the estate, as applicable, is the Distribution Date. Upon payment in full of the value of all of the Deferred Share Units that become payable under this Section 5.3, the Deferred Share Units shall be cancelled.

ARTICLE VI

GRANT OF RESTRICTED SHARE UNITS

6.1	Grant of RSUs

The Committee may, from time to time, subject to the provisions of this Plan and such other terms and conditions as the Committee may prescribe, grant RSUs to any Participant or any Director Participant.

6.2	Terms of RSUs

The Committee shall have the authority to condition the grant of RSUs upon the attainment of specified Performance Goals, or such other factors (which may vary as between awards of RSUs) as the Committee may determine in its sole discretion.

6.3	Vesting of RSUs

The Committee shall have the authority to determine at the time of grant, in its sole discretion subject to this Plan, the duration of the vesting period and other vesting terms applicable to the grant of RSUs, which terms shall be set out in the applicable Award Agreement.

6.4	Share Certificates

Unless otherwise specified in the Award Agreement, as soon as practicable following the expiry of the applicable vesting period, or at such later date as may be determined by the Committee in its sole discretion, a share certificate representing the Common Shares issuable pursuant to the RSUs shall be registered in the name of the Participant or Director Participant, or as the Participant or Director Participant may direct, subject to applicable securities laws.

ARTICLE VII

PERFORMANCE SHARE UNITS

7.1	Grant of Performance Share Units

The Committee may, from time to time, subject to the provisions of this Plan and such other terms and conditions as the Committee may prescribe, grant Performance Share Units to any Participant. Each Performance Share Unit will consist of a right, (i) denominated or payable in cash, Common Shares, other securities or other property, and (ii) which will confer on the holder thereof rights valued as determined by the Committee and payable to, or exercisable by, the holder of the Performance Share Unit, in whole or in part, upon the achievement of such Performance Goals during such Performance Periods as the Committee will establish.

7.2	Value of Performance Share Units

The initial value of a Performance Share Unit will be established by the Committee at the Date of Grant and, to the extent related to Common Shares, other securities or other property will initially be equal to 100% of the Fair Market Value of a Common Share or the fair market value (as determined by the Board) of such other security or such other property on the Date of Grant.

7.3	Terms of Performance Share Units

Subject to the terms of the Plan and any applicable Award Agreement, the Performance Goals to be achieved during any Performance Period, the length of any Performance Period, the amount of any Performance Share Unit granted, the termination of a Participant’s employment and the amount of any payment or transfer to be made pursuant to any Performance Share Unit will be determined by the Committee and by the other terms and conditions of any Performance Share Unit.

7.4	Performance Goals

The Committee will issue Performance Goals within the first 90 days of a Performance Period (or, if longer or shorter, within the maximum period allowed under Section 162(m) of the Code). The Performance Goals may be based upon the achievement of Company-wide, divisional or individual goals, or any other basis determined by the Committee. Notwithstanding the foregoing, to the extent deemed desirable by the Committee, in the case of a Covered Employee, the Committee shall establish only the Performance Goals of the type set forth in Section 2.1.

7.5	Performance Compensation Awards

(a)	General

The Committee shall have the authority, at the time of grant of any Award described in this Plan (other than Options granted with an exercise price equal to or greater than the Fair Market Value per share of Common Share on the Grant Date), to determine whether such Award shall be “qualified performance-based compensation” under Section 162(m) of the Code. In addition, the Committee shall have the authority to make an Award of a cash bonus to any Participant and designate such Award as a Performance Compensation Award in order to qualify such Award as “performance-based compensation” under Section 162(m) of the Code.

(b)	Eligibility

The Committee will, in its sole discretion, designate within the first 90 days of a Performance Period (or, if longer or shorter, within the maximum period allowed under Section 162(m) of the Code) which Participants will be eligible to receive Performance Compensation Awards in respect of such Performance Period. However, designation of a Participant eligible to receive an Award hereunder for a Performance Period shall not in any manner entitle the Participant to receive payment in respect of any Performance Compensation Award for such Performance Period. The determination as to whether such Participant becomes entitled to payment in respect of any Performance Compensation Award shall be decided solely in accordance with the provisions of this Section 7.5. Moreover, designation of a Participant eligible to receive an Award hereunder for a particular Performance Period shall not require designation of such Participant eligible to receive an Award hereunder in any subsequent Performance Period and designation of one person as a Participant eligible to receive an Award hereunder shall not require designation of any other person as a Participant eligible to receive an Award hereunder in such period or in any other period.

(c)	Discretion of Committee with Respect to Performance Compensation Awards

With regard to a particular Performance Period, the Committee shall have full discretion to select the length of such Performance Period (provided any such Performance Period shall be not less than one fiscal quarter in duration), the type(s) of Performance Compensation Awards to be issued, the measurement criteria that will be used to establish the Performance Goal(s), the kind(s) and/or level(s) of the Performance Goal (s) that is (are) to apply to the Company. Within the first 90 days of a Performance Period (or, if longer or shorter, within the maximum period allowed under Section 162(m) of the Code), the Committee shall, with regard to the Performance Compensation Awards to be issued for such Performance Period, exercise its discretion with respect to each of the matters enumerated in the immediately preceding sentence of this Section 7.5(c) and record the same in writing.

(d)	Payment of Performance Compensation Awards

(i)	Condition to Receipt of Payment

Unless otherwise provided by the Committee, a Participant must be employed by the Company on the date of payment to be eligible for payout in respect of a Performance Compensation Award for such Performance Period.

(ii)	Limitation

A Participant shall be eligible to receive payment in respect of a Performance Compensation Award only to the extent that the measurement factors established by the Committee as applied against the Performance Goals determines that all or some portion of such Participant’s Performance Compensation Award has been earned for the Performance Period.

(iii)	Certification

Following the completion of a Performance Period, the Committee shall review and certify in writing whether, and to what extent, the Performance

Goals for the Performance Period have been achieved and, if so, calculate and certify in writing the amount of the Performance Compensation Awards earned for the period based upon the Performance Formula. The Committee shall then determine the actual size of each Participant’s Performance Compensation Award for the Performance Period and, in so doing, may apply Negative Discretion in accordance with Section 7. 1.1(d)(iv) hereof, if and when it deems appropriate.

(iv)	Use of Discretion

In determining the actual size of an individual Performance Compensation Award for a Performance Period, the Committee may reduce or eliminate the amount of the Performance Compensation Award earned under the Performance Goals in the Performance Period through the use of Negative Discretion if, in its sole judgment, such reduction or elimination is appropriate. The Committee shall not have the discretion to (A) grant or provide payment in respect of Performance Compensation Awards for a Performance Period if the Performance Goals for such Performance Period have not been attained or (B) increase a Performance Compensation Award above the maximum amount payable under Section 1.1(d)(i) of the Plan.

(v)	Timing of Award Payments

Performance Compensation Awards granted for a Performance Period shall be paid to Participants as soon as administratively practicable following completion of the certifications required by this Section 7.5 .

ARTICLE VIII

OTHER SHARE-BASED AWARDS

8.1	Other Share-Based Awards

The Committee may, from time to time, subject to the provisions of this Plan and such other terms and conditions as the Committee may prescribe, grant Other Share-Based Awards to any Participant. Each Other Share-Based Award will consist of a right (1) which is other than an Award or right described in Article 4, 5, 6 or 7 above and (2) which is denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Common Shares (including, without limitation, securities convertible into Common Shares) as are deemed by the Committee to be consistent with the purposes of the Plan; provided, however, that such right will comply with applicable law. Subject to the terms of the Plan and any applicable Award Agreement, the Committee will determine the terms and conditions of Other Share-Based Awards. Common Shares or other securities delivered pursuant to a purchase right granted under this Section 8.1 will be purchased for such consideration, which may be paid by such method or methods and in such form or forms, including, without limitation, cash, Common Shares, other securities, other Awards, other property, or any combination thereof, as the Committee will determine.

ARTICLE IX

TERMINATION OF EMPLOYMENT

9.1	Death or Disability

Subject to Section 5.3, and unless otherwise specified in an Award Agreement, if a Participant or Director Participant dies or becomes Disabled while an employee, officer or director of or consultant to the Company or an Affiliate:

(a)

the executor or administrator of the Participant’s or Director Participant’s estate or the Participant or Director Participant, as the case may be, may exercise Options of the Participant or Director Participant. The number of Options exercisable shall equal:

(i)	the number of Options that were exercisable at the Termination Date; plus

(ii)

a portion of the next instalment of the Options due to vest equal to the number of Options next due to vest multiplied by a fraction the numerator of which is the number of days elapsed since the date of vesting of the last instalment of the Options (or if none have vested, the Date of Grant) to the Termination Date and the denominator of which is the number of days between the date of vesting of the last instalment of the Option (or if none have vested, the Date of Grant) and the date of vesting of the next instalment of the Option;

(b)

the right to exercise such Options terminates on the earlier of: (i) the date that is twelve months after the Termination Date; and (ii) the date on which the Exercise Period of the particular Option expires. Subject to subsection (a), any Options held by the Participant or Director Participant that are not yet exercisable at the Termination Date immediately expire and are cancelled on the Termination Date;

(c)

except for Performance Compensation Awards, a portion of the next instalment of any other Awards due to vest shall immediately vest, such portion to equal the number of Awards next due to vest multiplied by a fraction the numerator of which is the number of days elapsed since the date of vesting of the last instalment of the Awards (or if none have vested, the Date of Grant) to the Termination Date and the denominator of which is the number of days between the date of vesting of the last instalment of the Awards (or if none have vested, the Date of Grant) and the date of vesting of the next instalment of the Awards;

(d)

subject to subsection (c), any other Awards held by the Participant or Director Participant that are not yet vested at the Termination Date are immediately forfeited to the Company on the Termination Date; and

(e)	such Participant’s or Director Participant’s eligibility to receive further grants of Awards under the Plan ceases as of the Termination Date.

9.2	Termination of Employment or Services

(a)

Where a Participant’s or Director Participant’s employment or term of office or engagement with the Company or an Affiliate terminates by reason of the Participant’s death or Disability or, in the case of a Director Participant, the Director Participant’s death or Disability, then the provisions of Section 9.1 will apply.

(b)

Where a Participant’s employment or term of office or engagement terminates by reason of a Participant’s resignation, then unless otherwise specified in the Award Agreement, any Options held by the Participant that are exercisable at the Termination Date continue to be exercisable by the Participant until the earlier of: (A) the date that is 30 days after the Termination Date; and (B) the date on which the Exercise Period of the particular Option expires. Any Options held by the Participant that are not yet exercisable at the Termination Date immediately expire and are cancelled on the Termination Date, and any other Awards held by the Participant that are not yet vested at the Termination Date are immediately forfeited to the Company on the Termination Date.

(c)

Where a Participant’s employment or term of office or engagement terminates by reason of termination by the Company or an Affiliate without cause (as determined by the Committee in its sole discretion) (whether such termination occurs with or without any or adequate notice or reasonable notice, or with or without any or adequate compensation in lieu of such notice), then, unless otherwise specified in the Award Agreement, any Options held by the Participant that are exercisable at the Termination Date continue to be exercisable by the Participant until the earlier of: (A) the date that is 90 days after the Termination Date; and (B) the date on which the Exercise Period of the particular Option expires. Any Options held by the Participant that are not yet exercisable at the Termination Date immediately expire and are cancelled on the Termination Date, and any other Awards held by the Participant that are not yet vested at the Termination Date are immediately forfeited to the Company on the Termination Date.

(d)

Where a Participant’s employment or term of office or engagement is terminated by the Company or an Affiliate for cause (as determined by the Committee in its sole discretion), or, in the case of a Consultant Participant, for breach of contract (as determined by the Committee in its sole discretion), then any Options held by the Participant at the Termination Date (whether or not exercisable) immediately expire and are cancelled on the Termination Date, and any other Awards held by the Participant at the Termination Date (whether or not vested) are immediately forfeited to the Company on the Termination Date.

(e)

Where a Director Participant’s term of office is terminated for breach by the Director Participant of his or her fiduciary duty to the Company (as determined by the Committee in its sole discretion), then any Options held by the Director Participant at the Termination Date (whether or not exercisable) immediately expire and are cancelled on the Termination Date, and any other Awards held by the Director Participant at the Termination Date (whether or not vested) are immediately forfeited to the Company on the Termination Date.

(f)

Where a Director Participant’s term of office terminates for any reason other than death or Disability of the Director Participant or a breach by the Director Participant of his or her fiduciary duty to the Company (as determined by the Committee in its sole discretion), the Committee or the Board may, in its sole discretion, at any time prior to or following the Termination Date, (A) permit the exercise of any or all Options held by the Director Participant, whether or not exercisable at the Termination Date, in the manner and on the terms authorized by the Board, provided that neither the Committee nor the Board shall, in any case, authorize the exercise of an Option pursuant to this Section beyond the date on which the Exercise Period of the particular Option expires; and (B) provide for the vesting of any or all other Awards held by a Director Participant on the Termination Date.

(g)

The eligibility of a Participant or Director Participant to receive further grants under the Plan ceases as of the date that the Company or an Affiliate, as the case may be, provides the Participant or Director Participant with written notification that the Participant’s employment or term of office, or the Director Participant’s term of office, as the case may be, is terminated, notwithstanding that such date may be prior to the Termination Date.

(h)

Unless the Committee, in its sole discretion, otherwise determines, at any time and from time to time, Awards are not affected by a change of employment arrangement within or among the Company or a Subsidiary for so long as the Participant continues to be an employee of the Company or a Subsidiary, including without limitation a change in the employment arrangement of a Participant whereby such Participant becomes a Director Participant.

9.3	Incentive Stock Options

Notwithstanding anything to the contrary in this Article 9, in the case of an Incentive Stock Option, any Incentive Stock Options held by a U.S. Taxpayer that are exercisable at the Termination Date continue to be exercisable by the U.S. Taxpayer until the earlier of: (A) the date that is three months after the Termination Date; (B) the date on which the Exercise Period of the particular Incentive Stock Option expires; or (C) any shorter post-Termination Date exercise period as is set forth in this Article 9 or in the U.S. Taxpayer’s Award Agreement.

ARTICLE X

CHANGE IN CONTROL

10.1	Corporate Transaction/Change in Control

(a)

Corporate Transaction. In the event that the Company is a party to a Corporate Transaction, outstanding Awards shall be subject to the applicable agreement of merger, reorganization, or sale of assets. Such agreement may provide, without limitation, for

i.	the continuation of an outstanding Award by the Company (if the Company is the surviving corporation),

ii.

the assumption or substitution of outstanding Options, or other Awards by the surviving corporation or its parent, except that the exercise price and the number and nature of shares issuable upon exercise of any such Option, will be adjusted appropriately pursuant to Section 424(a) of the Code,

iii.	the assumption of outstanding Award Agreements by the surviving corporation or its parent,

iv.

the replacement of outstanding Options, and other Awards with a cash incentive program of the surviving corporation which preserves the spread existing on the unvested portions of such outstanding Awards at the time of the transaction and provides for subsequent payout in accordance with the same vesting provisions applicable to those Awards,

v.	or for the cancellation of outstanding Options, and other Awards, with or without consideration,

in all cases without the consent of the Participant.

(b)

Acceleration. The Committee may determine, at the time of grant of an Award or thereafter, that in the event of a Change of Control, such Award shall become fully or partially vested as to all Common Shares subject to such Award.

(c)	Dissolution. To the extent not previously exercised or settled, Options, and other Awards shall terminate immediately prior to the dissolution or liquidation of the Company.

10.2	Parachute Payments

If a Participant or Director Participant is entitled to receive payments that would qualify as excess “parachute payments” under Section 280G of the Code, those payments shall be reduced by the necessary amount so that the Participant or Director Participant is not subject to excise tax under Section 4999 of the Code if such reduction would result in the Participant or Director Participant receiving a greater after-tax payment. If a reduction is necessary, cash payments shall first be reduced, beginning with the payment that is scheduled to be paid the latest and continuing to reduce earlier scheduled payments, followed by reduction in full value Share Awards, and then Options.

ARTICLE XI

SHARE CAPITAL ADJUSTMENTS

11.1	General

The existence of any Awards does not affect in any way the right or power of the Company or its shareholders to make, authorize or determine any adjustment, recapitalization, reorganization or any other change in the Company’s capital structure or its business, or any amalgamation, combination, arrangement, merger or consolidation involving the Company, to create or issue any bonds, debentures, Common Shares or other securities of the Company or to determine the rights and conditions attaching thereto, to effect the dissolution or liquidation of the Company or any sale or transfer of all or any part of its assets or business, or to effect any other corporate act or proceeding, whether of a similar character or otherwise, whether or not any such action referred to in this Section would have an adverse effect on this Plan or on any Award granted hereunder.

11.2	Reorganization of Company’s Capital

Should the Company effect a subdivision or consolidation of Common Shares or any similar capital reorganization or a payment of a stock dividend (other than a stock dividend that is in lieu of a cash dividend), or should any other change be made in the capitalization of the Company, amalgamation, combination, arrangement, merger or other transaction or reorganization involving the Company and occurring by exchange of Common Shares, by sale or lease of assets or otherwise, in each case that does not constitute a Change in Control then: (a) the number of Common Shares that may be acquired on the vesting of outstanding Awards or the exercise of any outstanding Options; and/or (b) the Exercise Price of any outstanding Options; and/or (c) the terms of any Other Award in order to preserve proportionately the rights and obligations of the Participants or Director Participants holding such Awards, shall be proportionately adjusted, subject to any required action by the Board or the stockholders of the Company and in compliance with applicable securities laws, and the number of Common Shares issuable under the Plan shall be correspondingly adjusted.

11.3	Immediate Exercise of Awards

Where the Board determines that the steps provided in Sections 11.2 would not preserve proportionately the rights, value and obligations of the Participants or Director Participants holding such Awards in the circumstances or otherwise determines that it is appropriate:

(a)	the Board may permit the immediate exercise of any outstanding Options that are not otherwise exercisable, and the immediate vesting of any unvested Awards; and

(b)	if the Board takes the step contemplated in (a) above, the Board may also authorize the Company, to the extent permitted under applicable laws, to offer to purchase any Options from any Participant or Director Participants for a price equal to the difference between the Fair Market Value of the underlying Common Shares and the Exercise Price of the Options.

11.4	Issue by Company of Additional Shares

Except as expressly provided in this Article 11, neither the issue by the Company of shares of any class or securities convertible into or exchangeable for shares of any class, nor the conversion or exchange of such shares or securities, affects, and no adjustment by reason thereof is to be made with respect to: (a) the number of Common Shares that may be acquired as a result of a grant of Awards or upon the exercise of any outstanding Options; or (b) the Exercise Price of any outstanding Options.

11.5	Fractions

No fractional Common Shares will be issued on the exercise of an Option or the grant of an Award. Accordingly, if, as a result of any adjustment under Section 11.2 a Participant or Director Participant would become entitled to a fractional Common Share, the Participant or Director Participant has the right to acquire only the adjusted number of full Common Shares and no payment or other adjustment will be made with respect to the fractional Common Shares which shall be disregarded.

ARTICLE XII

MISCELLANEOUS PROVISIONS

12.1	Legal Requirement

The Company is not obligated to grant any Awards, issue any Common Shares or other securities, make any payments or take any other action if, in the opinion of the Board, in its sole discretion, such action would constitute a violation by a Participant, Director Participant or the Company of any provision of any applicable statutory or regulatory enactment of any government or government agency or the requirements of any stock exchange upon which the Common Shares may then be listed.

12.2	Participants’ Entitlement

Except as otherwise provided in this Plan, Options (whether or not exercisable) and other Awards previously granted under this Plan are not affected by any change in the relationship between, or ownership of, the Company and an Affiliate. For greater certainty, all grants of Awards remain valid and all Options remain valid and exercisable in accordance with the terms and conditions of this Plan and are not affected by reason only that, at any time, an Affiliate ceases to be an Affiliate.

12.3	Withholding Taxes

The granting or vesting of each Award and exercise of each Option granted under this Plan is subject to the condition that if at any time the Committee determines, in its discretion, that the satisfaction of withholding tax or other withholding liabilities is necessary or desirable in respect of such grant, vesting or exercise, such exercise is not effective unless such withholding has been effected to the satisfaction of the Committee. In such circumstances, the Committee may require that the withholding tax obligation be satisfied by any of the following methods or by a combination of such methods:

(a)	the tendering by the Participant or Director Participant of cash payment to the Company in an amount less than or equal to the total withholding tax obligation; or

(b)

permitting the Participant to direct the Company to withhold from the Common Shares otherwise due to the Participant or Director Participant such number of Common Shares having a Fair Market Value, determined as of the date the withholding tax obligation arises, less than or equal to the amount of the total withholding tax obligation in the relevant jurisdiction; or

(c)

the withholding by the Company from any cash payment otherwise due to the Participant or Director Participant such amount of cash as is less than or equal to the amount of the total withholding tax obligation;

provided, however, that the sum of any cash so paid or withheld and the Fair Market Value of any Common Shares so withheld is sufficient to satisfy the total withholding tax obligation. Any such additional payment is due no later than the date on which any amount with respect to the Award or exercised Option is required to be remitted to the relevant tax authority by the Company or an Affiliate, as the case may be.

12.4	Rights of Participant

No Participant or Director Participant has any claim or right to be granted an Award (including, without limitation, an Option granted in substitution for any Option that has expired pursuant to the terms of this Plan) and the granting of any Award is not to be construed as giving a

Participant or Director Participant a right to remain as an employee, consultant or director of the Company or an Affiliate. No Participant or Director Participant has any rights as a shareholder of the Company in respect of Common Shares issuable on the exercise of any Option or issuable pursuant to any other Award until the allotment as a book entry representing the delivery or the issuance to such Participant or Director Participant of certificates representing such Common Shares.

12.5	Other Incentive Awards

The Committee shall have the right to grant other incentive awards based upon Common Shares under this Plan to Participants or Director Participants in accordance with applicable laws and regulations and subject to regulatory approval, including without limitation the approval of the Toronto Stock Exchange and Nasdaq (to the extent the Company has any securities listed on the particular exchange), having such terms and conditions as the Committee may determine, including without limitation the grant of Common Shares based upon certain conditions and the grant of securities convertible into Common Shares.

12.6	Termination

The Plan will terminate on the earliest of: (i) the date upon which no further Common Shares remain available for issuance under the Plan and no Options or other Awards remain outstanding; and (ii) the acceleration of the vesting, if any, of Options and other Awards pursuant to Section 10.1 upon the occurrence of a Change in Control, unless renewed for such further period and upon such terms and conditions as the Committee may determine, but in all events the Plan will automatically terminate on April 25, 2027, being the tenth anniversary of the effective date of the Plan.

12.7	Amendment

(a)

Subject to the rules and policies of any stock exchange on which the Common Shares are listed and applicable law, the Board may, without notice or shareholder approval, at any time or from time to time, amend the Plan for the purposes of:

(i)

making any amendments to the general vesting provisions of each Option, PSU, RSU or other Award, including accelerating the vesting conditions in situations addressing Change in Control, Corporation Transaction, death, Disability or certain terminations of service, based on such factors as the Board may determine;

(ii)

making any amendments to the general term of each Option provided that no Option held by an Insider may be extended beyond its original expiry date, and no Option may be exercised after the tenth (10th) anniversary of the Date of Grant;

(iii)	making any amendments to the provisions set out in Article 9;

(iv)

making any amendments to add covenants of the Company for the protection of Participants or Director Participants, as the case may be, provided that the Board shall be of the good faith opinion that such additions will not be materially prejudicial to the rights or interests of the Participants or Director Participants, as the case may be;

(v)

making any amendments not inconsistent with the Plan as may be necessary or desirable with respect to matters or questions which, in the good faith opinion of the Board, having in mind the best interests of the Participants and Director Participants, it may be expedient to make, including amendments that are desirable as a result of changes in law in any jurisdiction where a Participant or Director Participant resides, provided that the Board shall be of the opinion that such amendments and modifications will not be materially prejudicial to the interests of the Participants and Director Participants; or

(vi)

making such changes or corrections which, on the advice of counsel to the Company, are required for the purpose of curing or correcting any ambiguity or defect or inconsistent provision or clerical omission or mistake or manifest error, provided that the Board shall be of the opinion that such changes or corrections will not be prejudicial to the rights and interests of the Participants or Director Participants.

(b)

Subject to Section 10.1, the Board shall not materially alter or impair any rights or increase any obligations with respect to an Award previously granted under the Plan without the consent of the Participant or Director Participant, as the case may be.

(c)

Notwithstanding any other provision of this Plan, none of the following amendments shall be made to this Plan without approval of the Toronto Stock Exchange and Nasdaq (to the extent such consent is required and the Company has any securities listed on the particular exchange) and the approval of shareholders in accordance with the requirements of such exchange(s):

(i)

amendments to the Plan which would increase the number of Common Shares issuable under the Plan, except pursuant to the provisions in the Plan, including Section 11.2, which permit the Board to make adjustments in the event of transactions affecting the Company or its capital;

(ii)

amendments to the Plan which would increase the number of Common Shares issuable to Insiders, except in connection with a Change in Control or pursuant to the provisions in the Plan, including Sections 11.2, which permit the Board to make adjustments in the event of transactions affecting the Company or its capital;

(iii)	amendments to the Plan which would increase the number of Common Shares issuable to Director Participants under the Plan, otherwise than in accordance with the terms of this Plan;

(iv)

amendments that would extend the Exercise Period of any Options held by Insiders, beyond the Exercise Period otherwise determined in accordance with this Plan (except the automatic extension of Options which otherwise would expire during or immediately after a Blackout Period as provided in this Plan);

(v)	amendments that would extend the expiry of an Option to be beyond ten years from its date of grant;

(vi)

amendments that would reduce the Exercise Price of any Options held by Insiders (for this purpose, a cancellation or termination of an Option of a Participant or Director Participant prior to its expiry date for the purpose of reissuing an Option to the same Participant or Director Participant within three (3) months of such cancellation or termination with a lower exercise price shall be treated as an amendment to reduce the exercise price of an Option), except for the purpose of maintaining Option value in connection with a Change in Control or pursuant to the provisions in the Plan, including Sections 11.2, which permit the Board to make adjustments in the event of transactions affecting the Company or its capital;

(vii)	the addition of any form of financial assistance to a Participant or Director Participant;

(viii)	amendments that would permit Options or rights under the Plan to be transferred other than for normal estate settlement purposes;

(ix)	amendments to this Section 12.7; and

(x)	amendments for which the applicable exchange rules require shareholder approval.

Any amendment that would cause an Award held by a U.S. Taxpayer to fail to comply with Section 409A of the Code shall be null and void ab initio.

12.8	Section 409A of the Code

This Plan will be construed and interpreted to be exempt from the requirements of Section 409A of the Code, however, to the extent that Awards are not so exempt, then Awards will be construed and interpreted to comply with Section 409A of the Code to the extent required to avoid the imposition of the additional tax under Section 409A of the Code. The Company reserves the right to amend this Plan to the extent it reasonably determines is necessary in order to preserve the intended tax consequences of this Plan in light of Section 409A of the Code and any regulations or guidance under that section. In no event will the Company be responsible if Awards under this Plan result in adverse tax consequences to a U.S. Taxpayer under Section 409A of the Code. Notwithstanding any provisions of the Plan to the contrary, in the case of any “specified employee” within the meaning of Section 409A of the Code who is a U.S. Taxpayer, distributions of non-qualified deferred compensation under Section 409A of the Code made in connection with a “separation from service” within the meaning set forth in Section 409A of the Code may not be made prior to the date which is six months after the date of separation from service (or, if earlier, the date of death of the U.S. Taxpayer). Any amounts subject to a delay in payment pursuant to the preceding sentence shall be paid as soon practicable following such six- month anniversary of such separation from service.

12.9	Requirement of Notification of Election Under Section 83(b) of the Code

If a Participant or Director Participant, in connection with the acquisition of Common Shares under the Plan, is permitted under the terms of the Award Agreement to make the election permitted under Section 83(b) of the Code (i.e., an election to include in gross income in the year of transfer the amounts specified in Section 83(b) of the Code notwithstanding the continuing transfer restrictions) and the Participant or Director Participant makes such an election, the Participant or Director Participant shall notify the Company of such election within ten (10) days of filing notice of the election with the Internal Revenue Service, in addition to any filing and notification required pursuant to regulations issued under Section 83(b) of the Code.

12.10	Requirement of Notification Upon Disqualifying Disposition Under Section 421(b) of the Code

If any Participant shall make any disposition of Common Shares issued pursuant to the exercise of an Incentive Stock Option under the circumstances described in Section 421(b) of the Code (relating to certain disqualifying dispositions), such Participant shall notify the Company of such disposition within ten (10) days thereof.

12.11	Indemnification

Every member of the Board will at all times be indemnified and saved harmless by the Company from and against all costs, charges and expenses whatsoever including any income tax liability arising from any such indemnification, that such member may sustain or incur by reason of any action, suit or proceeding, taken or threatened against the member, otherwise than by the Company, for or in respect of any act done or omitted by the member in respect of this Plan, such costs, charges and expenses to include any amount paid to settle such action, suit or proceeding or in satisfaction of any judgment rendered therein.

12.12	Participation in the Plan

The participation of any Participant or Director Participant in the Plan is entirely voluntary and not obligatory and shall not be interpreted as conferring upon such Participant or Director Participant any rights or privileges other than those rights and privileges expressly provided in the Plan. In particular, participation in the Plan does not constitute a condition of employment or engagement nor a commitment on the part of the Company to ensure the continued employment or engagement of such Participant or Director Participant. The Plan does not provide any guarantee against any loss which may result from fluctuations in the market value of the Common Shares. The Company does not assume responsibility for the income or other tax consequences for the Participants and Director Participants and they are advised to consult with their own tax advisors.

12.13	Participant Information and Consent to Data Transfer

Each Participant shall provide the Company with all information (including personal information) required by the Company in order to administer the Plan. By participating in the Plan, the Participant explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Participant’s personal data by and among, as applicable, the Company, any Affiliate and any third party administrator retained by the Company for the exclusive purpose of implementing, administering and managing the Plan and all entitlements under the Plan. The Participant understands that the Company and/or Affiliates hold certain personal information, including, but not limited to, the Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares or directorships held in the Company, the Affiliates and details of any entitlements under the Plan, for the purpose of implementing, administering and managing the Plan (collectively,

“Data”). The Participant understands that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in the Participant’s country or elsewhere, and that the recipient’s country may have different data privacy laws and protections from the Participant’s country. The Participant understands that he or she may have the right, if residing in a particular jurisdiction to request a list with the names and addresses of any potential recipients of the Data by contacting the local human resources representative. The Participant authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the awards granted under the Plan. The Participant understands that Data will be held only as long as is necessary to implement, administer and manage the Participant’s entitlements under the Plan and comply with applicable laws. The Participant understands that he or she may have the right, if residing in a particular jurisdiction, at any time, to view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his or her local human resources representative. The Participant understands, however, that refusing or withdrawing his or her consent may affect the Participant’s ability to participate in the Plan. For more information on the consequences of the Participant’s refusal to consent or withdrawal of consent, the Participant understands that he or she may contact the applicable local human resources representative.

12.14	International Participants

With respect to Participants or Director Participants who reside or work outside Canada and the United States, the Board may, in its sole discretion, amend, or otherwise modify, without shareholder approval, the terms of the Plan or Awards with respect to such Participants or Director Participants in order to conform such terms with the provisions of local law, and the Committee may, where appropriate, establish one or more sub-plans to reflect such amended or otherwise modified provisions.

12.15	Clawback or Recoupment Policy

All Awards shall be subject to clawback or recoupment pursuant to any compensation clawback or recoupment policy adopted by the Board or required by law during the term of Participant’s employment or other service with the Company that is applicable to executive officers, employees, directors or other service providers of the Company, and in addition to any other remedies available under such policy and applicable law, may require the cancellation of outstanding Awards and the recoupment of any gains realized with respect to Awards.

12.16	Effective Date

This Plan becomes effective on a date to be determined by the Board.

12.17	Governing Law

This Plan is created under and is to be governed, construed and administered in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.